As filed with the U.S. Securities and Exchange Commission on June 29, 2006

Registration No. 333-131829

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO
FORM SB-2 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Nevada	Sensor System Solutions, Inc.	98-0226032
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Michael Young
45 Parker Avenue, Suite A		45 Parker Avenue, Suite A
Irvine, California 92618		Irvine, California 92618
(949) 855-6688	7389	(949) 855-6688
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)

Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095	Ronald S. Haligman, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form SB-2 is hereby filed to incorporate Exhibit 5.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided under Nevada law, or (iv) any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Delaware law. The Company’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

The Company believes that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Sensor System pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses incurred in connection with the issuance and distribution of the securities being registered. Sensor System will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$600.00
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$20,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$11,900.00

TOTAL	$85,000.00

ITEM 26. SALES OF UNREGISTERED SECURITIES

During the past three years the registrant has issued the following securities without registration under the 1933 Act:

2006

On May 1 2006, the Company issued 342,000 shares of common stock pursuant to Rule 144 to Tung Ho Liu for a loan conversion exercised by Liu in April 2006.

On March 3, 2006, the Company issued 14,479,093 shares of common stock pursuant to Rule 144 to Future Front International Co. Ltd (“FFI”). FFI purchased the right to the 14,479,093 shares of common stock from Sino-America, Inc. in March 2006. Sino-America, Inc. received the right to the 14,479,093 shares in March 2005 upon a loan conversion and exercise of a warrant.

On March 3, 2006, the Company issued 30,000 shares of common stock pursuant to Rule 144 to Ann Jones and 30,000 shares of common stock pursuant to Rule 144 to Donna Dolan as compensation for their public relations services.

On February 14, 2006, the Company issued a note payable to Cornell Capital Partners for $200,000, secured by all assets of the Company, interest at 10% per annum, payable on February 14, 2007. The note is convertible, with some limitations, at the holder’s option at a conversion price equal to the lesser of $0.35 or 90% of the lowest volume weighted average price of the common stock for the 15 trading days immediately preceding the conversion date.

On February 22, 2006, the Company issued a note payable to Jun Jye Huang for $200,000, secured by all assets of the Company, interest at 8% per annum, payable on August 21, 2006. The note is convertible at the holder’s option at a conversion price equal to the 75% of the average closing bid price of the common stock for the month of February 2006. The note has 3-year warrants attached that allow the holder, if he converts, to purchase an identical number of shares at 85% of the average bid price of the common stock for the 30 trading days preceding exercise.

2005

On December 23, 2005, the Company issued to Cornell Capital Partners secured convertible debentures in the principal amount of $1,000,000. The Convertible Debentures are secured by substantially all of the Company’s assets, have a one year term and accrue interest at 10% per annum. Cornell Capital Partners is entitled, at its option, to convert and sell all or any part of the principal amount of the Convertible Debentures, plus any and all accrued interest, into shares of Common Stock at a price equal to the lesser of (i) $0.35 and (ii) ninety percent (90%) of the lowest volume weighted average price of the Common Stock during the fifteen (15) trading days immediately preceding the date of conversion as quoted by Bloomberg, LP. Out of the total principal amount of $1,000,000, in December 2005, we received gross proceeds of $800,000, and the remaining $200,000, representing the second tranche of the gross proceeds, was funded in February 2006. In December 2005, we received $143,000 representing the net proceeds from the issuance of secured convertible debentures to Cornell Capital Partners under the Securities Purchase Agreement, dated December 23, 2005. The total net proceeds take into account estimated expenses in the amount of $47,000 and the payment of $610,000 to Cornell Capital Partners for the repayment of the secured convertible debentures issued to Cornell Capital Partners on October 6, 2005. In February 2006, we received the second tranche of the proceeds in the net amount of $164,037.19.

On October 6, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we could have, at our discretion, periodically sold to Cornell Capital Partners shares of common stock for a total purchase price of up to $15 million. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners was entitled to purchase shares of Sensor System’s common stock at a total discount equal to 10%. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners would have paid us 95% of or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners would have retained 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,471,429 shares of common stock. On December 23, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners, pursuant to which the Standby Equity Distribution Agreement, as well as the related Registration Rights Agreement and the Placement Agent Agreement, were terminated.

On October 6, 2005, we entered into a Securities Purchase Agreement pursuant to which we issued to Cornell Capital Partners convertible debentures in the aggregate principal amount of $600,000. The principal amount, plus accrued interest, was able to be convertible in whole or in part, at Cornell Capital Partners’ discretion, into our common stock at any time and from time to time before maturity at a fixed price of $0.245 per share, subject to certain limitations as provided therein. The convertible debentures had a term of a one-year, possess registration rights, accrued interest at a rate equal to 10% per year, and were secured by Sensor System’s assets. The Company repaid to Cornell Capital Partners a total amount of $610,000, representing principal amount and accrued interest, on December 23, 2005.

On October 19, 2005, the Company issued 200,000 shares of Rule 144 stock to Duke Capital as a compensation for its consulting service in the merger transaction between ACSI and Spectre Industries, Inc.

On October 19, 2005, the Company issued 725,778 shares of Rule 144 stock to Pei Jen Hsu for a warrant exercise and loan conversion exercised by Hsu in March 2005.

On February 10, 2005, the Company issued 3,000,000 shares of S-8 stock as compensation to ex-directors, Ian Grant and Matthew Markin.

On January 25, 2005, the Company issued 4,500,000 shares of Rule 144 stock to Quantum Economic Development, Inc., Frank Demille, Foxir Communications Inc, Ian Grant and Matthew Markin for their services in connection with the merger transaction pursuant to the merger agreement.

On January 25, 2005, the Company issued 47,802,373 shares of Rule 144 stock for the warrant exercise of ACSI shareholders per its merger agreement with Spectre Industries, Inc.

On May 24, 2004, the Company issued 2,584,906 shares of Rule 144 stock to the shareholders of ACSI Merger Agreement, dated March 13, 2004, between Spectre Industries, Inc., Spectre Merger Sub, Inc., Ian S. Grant and Advanced Custom Sensors, Inc.

On April 5, 2004, the Company issued 13,334 shares Olof Hildebrand.

On May 30, 2003, the Company issued 1,367 shares to Markus Hugelshofer.

On November 15, 2002, the Company issued 667 shares to Margrit Oppliger.

On September 24, 2002, the Company issues 67 shares to Andrew Yachnowitz.

On August 26, 2002, the Company issued 3,334 shares to Ken Grant.

ITEM 27. EXHIBITS

Exhibits Required By Item 601 of Regulation S-B

The exhibits listed below and designated as “provided herewith” (rather than incorporated by reference) follow the signature page to this Prospectus in sequential order.

DESIGNATION OF EXHIBIT AS SET FORTH IN ITEM 601 OF REGULATION S-B	DESCRIPTION	LOCATION

2.1	Merger Agreement, dated March 13, 2004, between Spectre Industries, Inc., Spectre Merger Sub, Inc., Ian S. Grant and Advanced Custom Sensors, Inc.	Incorporated by reference as Exhibit 2.1 to the Current Report on Form 8-K filed on June 9, 2004

3.1	Articles of Incorporation of Abercrombie, Inc., dated May 8, 1986	Incorporated by reference as Exhibit 3.1 to the current Form 10-SB filed on May 8, 2000

3.2	Amended Articles of Incorporation, dated June 1, 1995	Incorporated by reference as Exhibit 3.2 to the current Form 10-SB filed on May 8, 2000

3.3	Amended Articles of Incorporation of Spectra Motor Cars Inc., dated October 5, 1997	Incorporated by reference as Exhibit 3.3 to the current Form 10-SB filed on May 8, 2000

3.4	Bylaws of Abercrombie, Inc., dated May 16, 1986	Incorporated by reference as Exhibit 3.4 to the current Form 10-SB filed on May 8, 2000

4.1	2006 Stock Option Plan	Incorporated by reference as Exhibit 4.1 to Amendment No. 1 to Form SB-2 Filed on June 16, 2006

4.2	Stock Option Agreement, dated January 1, 2006, by and between Sensor System Solutions, Inc. and Michael Young	Incorporated by reference as Exhibit 4.2 to Amendment No. 1 for Form SB-2 filed on June 16, 2006

5.1	Legal Opinion of Burton, Bartlett & Glogovac re: legality	Provided herewith

10.1	Joint Venture Agreement, dated as April 12, 2005, among HX, a Chinese Company, Sensor System Solutions, Inc. and China Automotive Systems, Inc.	Incorporated by reference as Exhibit 10.21 to the Form SB-2 filed on February 14, 2006

10.2	Technology Transfer Contract, dated as January 28, 2005, among HX, a Chinese Company, Sensor System Solutions, Inc. and China Automotive Systems, Inc.	Incorporated by reference as Exhibit 10.2 to Amendment No. 1 to Form SB-2 Filed on June 16, 2006

10.3	Lease, by and among the Irvine Company and Advanced Customs, Inc. and Advanced Optical Mems, Inc.	Incorporated by reference as Exhibit 10.3 to Amendment No. 1 to Form SB-2 Filed on June 16, 2006

10.4	Engagement Agreement, dated August 10, 2005, by and between Sensor System Solutions and Trenwith Securities, LLC	Incorporated by reference as Exhibit 10.1 to the Current Report on Form 8-K filed on November 18, 2005

10.5	Warrant, dated as of December 27, 2005, issued by Sensor System Solutions, Inc. to Trenwith Securities, LP	Incorporated by reference as Exhibit 10.2 to the Current Report on Form 8-K filed on June 5, 2006

DESIGNATION OF EXHIBIT AS SET FORTH IN ITEM 601 OF REGULATION S-B	DESCRIPTION	LOCATION

10.6	Securities Purchase Agreement, dated as of October 6, 2005, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 99.3 to the Current Report on Form 8-K filed on October 18, 2005

10.7	Irrevocable Transfer Agent Instructions dated as of October 6, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 99.4 to the Current Report on Form 8-K filed on October 18, 2005

10.8	Escrow Agreement, dated as of October 6, 2005, by and among the Company, Cornell Capital Partners, LP and David Gonzalez, Esq., as escrow agent	Incorporated by reference as Exhibit 99.5 to the Current Report on Form 8-K filed on October 18, 2005

10.9	Security Agreement, dated as of October 6, 2005, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 99.6 to the Current Report on Form 8-K filed on October 18, 2005

10.10	Insider Pledge and Escrow Agreement, dated as of October 6, 2005, by and among the Company, Cornell Capital Partners, LP and David Gonzalez, Esq., as escrow agent	Incorporated by reference as Exhibit 99.7 to the Current Report on Form 8-K filed on October 18, 2005

10.11	Irrevocable Transfer Agent Instructions, dated as of October 6, 2005, by and among the Company, David Gonzalez, Esq. and Worldwide Stock Transfer, LLC	Incorporated by reference as Exhibit 99.8 to the Current Report on Form 8-K filed on October 18, 2005

10.12	Secured Convertible Debenture, dated October 6, 2005, issued by Sensor System Solutions, Inc. to Cornell Capital Partners, LP	Incorporated by reference as Exhibit 99.10 to the Current Report on Form 8-K filed on October 18, 2005

DESIGNATION OF EXHIBIT AS SET FORTH IN ITEM 601 OF REGULATION S-B	DESCRIPTION	LOCATION

10.13
Sensor System Solutions, Inc. Placement Agent Agreement, dated as of October 6, 2005, by and among Sensor System Solutions, Inc., Cornell Capital Partners, LP and Monitor Capital, Inc., as placement agent
Incorporated by reference as Exhibit 10.2 to the Current Report on Form 8-K filed on November 18, 2005

10.14	Securities Purchase Agreement dated as of December 23, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.1 to the Current Report on Form 8-K filed on January 4, 2006

10.15	Investor Registration Rights Agreement dated as of December 23, 2005 by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.2 to the Current Report on Form 8-K filed on January 4, 2006

10.16	Secured Convertible Debenture dated as of December 23, 2005, issued to Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.3 to the Current Report on Form 8-K filed on January 4, 2006

10.17	Security Agreement dated as of December 23, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.4 to the Current Report on Form 8-K filed on January 4, 2006

10.18	Warrant dated as of December 23, 2005 issued to Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.5 to the Current Report on Form 8-K filed on January 4, 2006

10.19	Insider Pledge and Escrow Agreement dated as of December 23, 2005 among Sensor System Solutions, Inc., Cornell Capital Partners, LP and David Gonzalez, Esq.	Incorporated by reference as Exhibit 10.6 to the Current Report on Form 8-K filed on January 4, 2006

10.20	Escrow Agreement dated December 23, 2005 among Sensor System Solutions, Inc., Cornell Capital Partners, LP and David Gonzalez, Esq.	Incorporated by reference as Exhibit 10.7 to the Current Report on Form 8-K filed on January 4, 2006

10.21	Irrevocable Transfer Agent Instructions dated as of December 23, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.8 to the Current Report on Form 8-K filed on January 4, 2006

10.22	Termination Agreement dated as of December 23, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.9 to the Current Report on Form 8-K filed on January 4, 2006

14.01	Code of Ethics, dated February 13, 2004	Incorporated by reference to as Exhibit 4.3 to the Current Report on Form-10KSB filed on April 30, 2004

23.1	Consent of Weinberg & Company, P.A.	Provided herewith

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  Include any additional or changed information on the plan of distribution.

(2) For determining liability under the 1933 Act, the Company will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the 1933 Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on June 29, 2006.

Sensor System Solutions, Inc.

Date: June 29, 2006	By:	/s/ Michael Young
Name: Michael Young
Title: Chief Executive Officer, Acting Chief Financial Officer and Principal Accounting Officer

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Michael Young	Date: June 29, 2006
Michael Young
Chief Executive Officer, Acting Chief Financial Officer, Principal Accounting Officer and Director

/s/ Hanlin Chen	Date: June 29, 2006
Hanlin Chen
Director